Exhibit 10.1

ManpowerGroup Inc.

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) is executed as of _________ by and between ManpowerGroup Inc., a Wisconsin corporation (the “Corporation”), and __________ (the “Employee”).

W I T N E S S E T H:

WHEREAS the Board of Directors of the Corporation has established the 2011 Equity Incentive Plan (the “Plan”) with the approval of the shareholders of the Corporation; and

WHEREAS, the Employee has been granted Restricted Stock Units (“RSUs”) under the Plan subject to the terms provided in this Agreement and the Plan.

NOW, THEREFORE, the Corporation and the Employee hereby agree as follows:

1.  Provisions of Plan Control.  This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference.  The Plan empowers the Administrator to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of the Administrator with respect to the Plan shall be binding upon the Employee.  Unless otherwise provided herein, all capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan.  A copy of the Plan will be delivered to the Employee upon reasonable request.

2.  Terms of Award.  The Employee has been granted ______ RSUs under the Plan. The Administrator has determined that the Employee will vest in 100% of the RSUs granted hereunder on _____________, provided that the Employee is still in the employ of the Corporation or one of its Subsidiaries on each such date.

Notwithstanding the foregoing, the provisions of Section 8(e) of the Plan, regarding a Triggering Event, shall not apply to this Agreement.  Instead, in connection with a Triggering Event, all RSUs shall vest in full upon any of the following:

(i)
If the Corporation’s shares remain publicly traded on a national securities exchange after the Triggering Event, upon termination of Employee’s employment by the Corporation other than for “Cause,” as defined below, or upon Employee’s voluntary termination of his employment for “Good Reason,” as defined below, during a Protected Period or within two (2) years following a Triggering Event;

(ii)
Upon a Triggering Event where the Corporation’s shares do not remain publicly traded on a national securities exchange after the Triggering Event, unless the RSUs granted hereunder are converted, on a tax-free basis, into similar restricted stock units based on the shares of an acquiring corporation that is publicly traded on a national securities exchange; or

(iii)
If the Corporation’s shares do not remain publicly traded on a national securities exchange after the Triggering Event and the RSUs granted hereunder are converted, on a tax-free basis, into similar restricted stock units based on the shares of an acquiring corporation that is publicly traded on a national securities exchange, upon termination of Employee’s employment by the Corporation other than for “Cause,” as defined below, or upon the Employee’s voluntary termination of his employment for “Good Reason,” as defined below, during a Protected Period or within two (2) years following a Triggering Event.

In the event of accelerated vesting due to the termination of Employee’s employment during a Protected Period, the accelerated vesting will occur as of the date of the Triggering Event.

Further, the provision of Section 8(d)(2) of the Plan as it relates to vesting upon Retirement (or early retirement with the consent of the Administrator) shall not apply to this Agreement.  For the avoidance of doubt, the provisions of Section 8(d)(2) relating to death or Disability prior to vesting will apply such that upon the Employee’s death or Disability prior to the vesting date set forth in paragraph 2 above, Employee will immediately earn and become vested in the RSUs granted hereunder.  No accelerated vesting of the Restricted Stock Units shall occur upon a Retirement or early retirement with the consent of the Administrator.

For purposes of this paragraph:

a.	Termination for “Cause” will mean termination of the Employee’s employment upon:

(i)
Employee’s repeated failure to perform his duties with the Corporation in a competent, diligent and satisfactory manner as determined by the Corporation’s Chief Executive Officer in his reasonable judgment;

(ii)
Employee’s failure or refusal to follow the reasonable instructions or direction of the Corporation’s Chief Executive Officer, which failure or refusal remains uncured, if subject to cure, to the reasonable satisfaction of the Corporation’s Chief Executive Officer for five (5) business days after receiving notice thereof from the Corporation’s Chief Executive Officer, or repeated failure or refusal to follow the reasonable instructions or directions of the Corporation’s Chief Executive Officer;

(iii)	any act by Employee of fraud, material dishonesty or material disloyalty involving ManpowerGroup;

(iv)
any violation by Employee of a ManpowerGroup policy of material import (including, but not limited to, the Code of Business Conduct and Ethics, the Statement of  Policy on Securities Trading, the Foreign Corrupt Practices Act Compliance Policy and policies included in the Employee Handbook);

(v)	any act by Employee of moral turpitude which is likely to result in discredit to or loss of business, reputation or goodwill of ManpowerGroup;

(vi)	Employee’s chronic absence from work other than by reason of a serious health condition;

(vii)	Employee’s commissions of a crime the circumstances of which substantially relate to Employee’s employment duties with ManpowerGroup; or

(viii)
the willful engaging by Employee in conduct which is demonstrably and materially injurious to ManpowerGroup.  For purposes of this Agreement, no act, or failure to act, on Employee’s part will be deemed “willful” unless done, or omitted to be done, by Employee not in good faith.

b.	“Good Reason” will mean, without the Employee’s consent, the occurrence of any one or more of the following:

(i)	any material breach of any material obligation of ManpowerGroup for the payment or provision of compensation or other benefits to Employee;

(ii)	a material diminution in Employee’s base salary;

(iii)
a material diminution in Employee’s authority, duties or responsibilities, accompanied by a material reduction in Employee’s target bonus opportunity for a given fiscal year (as compared to the prior fiscal year), except where all senior level executives have similar proportionate reductions in their target bonus percentages;

(iv)
a material diminution in Employee’s authority, duties or responsibilities which is not accompanied by a material reduction in Employee’s target bonus opportunity but which diminution occurs within two years after the occurrence of a Triggering Event;

(v)
a material reduction in Employee’s target bonus opportunity for a given fiscal year (as compared to the prior fiscal year) which is not accompanied by a material diminution in Employee’s authority, duties or responsibilities, but which reduction occurs within two years after the occurrence of a Triggering Event;

(vi)
Employee’s being required by the Corporation to materially change the location of his principal office; provided such new location is one in excess of fifty miles from the location of Employee’s principal office before such change.

Notwithstanding the provisions above, Good Reason does not exist unless (i) Employee objects to any material dimunition or breach described above by written notice to the Corporation within twenty (20) business days after such dimunition or breach occurs, (ii) the Corporation fails to cure such dimunition or breach within thirty (30) days after such notice is given and (iii) Employee’s employment with the Manpower Group is terminated by Employee within ninety (90) days after such dimunition or breach occurs.

3.  Dividend Equivalents and Voting Rights.  The Employee shall be credited with additional RSUs equivalent to the dividends or distributions the Employee would have received if the Employee had been the owner of a number of Shares equal of the number of RSUs credited to the Employee during the year or shorter period that the Employee holds RSUs.  The manner of calculating and crediting such additional RSUs shall be determined in accordance with the Plan.  The Employee shall not have any voting or other ownership rights in the Corporation arising from the grant of RSUs under this Agreement.

4.  Taxes.  The Corporation may require payment or reimbursement of or may withhold any tax that it believes is required as a result of the grant or vesting of such RSUs or any payments in connection with the RSUs, and the Corporation may defer making delivery of any Shares in respect of RSUs until arrangements satisfactory to the Corporation have been made with regard to any such payment, reimbursement, or withholding obligation.

5.  Issuance and Delivery of Shares.  In accordance with the Plan, Shares shall be distributed to the Participant as of the date on which the RSUs vest.  Shares shall be registered in the name of the Employee (either in book-entry form or otherwise) promptly following the vesting date.

6.  No Right to Employment.  The granting of RSUs, and any payments or other benefits received by the Employee in connection with the RSUs, is discretionary and shall not be deemed a part of the Employee’s regular, recurring compensation for any purpose, including without limitation for purposes of termination, indemnity, or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided to the Employee unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

7.  Multiple Executed Copies.  This Agreement may be executed in multiple copies, each of which will constitute an original, and which together will constitute one and the same agreement providing for a single grant of RSUs.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed as of the date and year first above written.

ManpowerGroup Inc.

By:

The undersigned Employee hereby accepts the foregoing grant of Restricted Stock Units and agrees to the several terms and conditions hereof and of the Plan.

Employee